Filed pursuant to Rule 433

May 15, 2018

Relating to Preliminary Prospectus
Supplement dated May 15, 2018 to
Registration Statement No. 333-216978

REPUBLIC OF SOUTH AFRICA

U.S.$ 1,400,000,000 5.875% Notes due 2030 (the “2030 Notes”)
U.S.$ 600,000,000 6.300% Notes due 2048 (the “2048 Notes”)

Final Term Sheet

Issuer:	Republic of South Africa

Securities	2030 Notes: U.S.$ 1,400,000,000 5.875% Notes due 2030 2048 Notes: U.S.$ 600,000,000 6.300% Notes due 2048

Principal Amount:	2030 Notes: U.S.$ 1,400,000,000 2048 Notes: U.S.$ 600,000,000

Maturity Date:	2030 Notes: June 22, 2030 2048 Notes: June 22, 2048

Coupon:	2030 Notes: 5.875% per annum (payable semi-annually in arrears) 2048 Notes: 6.300% per annum (payable semi-annually in arrears)

Ranking:	Unsecured

Settlement Date:	May 22, 2018 (T+5)

Format:	SEC Registered Global (No. 333-216978)

Interest Payment Dates:	June 22 and December 22, beginning December 22, 2018 There will be a long first coupon from (and including) the Settlement Date to (but excluding) December 22, 2018

Re-offer Price:	2030 Notes: 99.992% 2048 Notes: 99.991%

Re-offer Yield:	2030 Notes: 5.875% 2048 Notes: 6.300%

Benchmark Treasury:	2030 Notes: UST 2.875% due 15 May 2028 2048 Notes: UST 3.000% due 2 May 2048

Benchmark Treasury Yield:	2030 Notes: 3.070% 2048 Notes: 3.199%

Re-offer Spread over Benchmark Treasury:	2030 Notes: +280.5 bps 2048 Notes: +310.1 bps

Optional Redemption:	None

Day Count:	30/360

Listing:	Luxembourg Stock Exchange

Minimum Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

CUSIP:	2030 Notes: 836205 AY0 2048 Notes: 836205 AZ7

ISIN:	2030 Notes: US836205AY00 2048 Notes: US836205AZ74

Governing Law:	New York

Joint Bookrunners:	Deutsche Bank AG, London Branch / Nedbank Limited J.P. Morgan Securities plc Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch) The Standard Bank of South Africa Limited

B&D:	Deutsche Bank AG, London Branch

Ratings of the Republic of South Africa:*	Baa3 (Moody’s) / BB (S&P) / BB+ (Fitch)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC, including the Preliminary Prospectus Supplement to which this communication relates, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch at +44 (0)20 7547 7896, J.P. Morgan Securities plc at +44 (0)20 7134 2468, Nedbank Limited at +27 (0)11 294 4481, Rand Merchant Bank, a division of FirstRand Bank Limited (London Branch) at +44 (0)173 277 9522 or The Standard Bank of South Africa Limited at +27 11 344 5382.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MIFID II product governance / Professional investors and ECPs only target market — Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

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